Exhibit 10.39

TRAVELERS

RESTRICTED STOCK UNIT AWARD NOTIFICATION AND AGREEMENT

(This award must be accepted within 90 days after the Grant Date shown below or it will be forfeited. Refer below to Section 16.)

Participant:	Grant Date:
Number of Award Shares:	Vesting Date:	3 years from Grant Date

1.                                      Grant of Restricted Stock Units. This restricted stock unit award (“Award”) is granted pursuant to The Travelers Companies, Inc. Amended and Restated 2004 Stock Incentive Plan (the “Plan”), by The Travelers Companies, Inc. (the “Company”) to you (the “Participant”) as an employee of the Company or an affiliate of the Company (together, the “Travelers Group”). The Company hereby grants to the Participant as of the Grant Date an award (“Award”) consisting of a right to receive the number of shares set forth above (“Award Shares”) of the Company’s common stock, no par value (“Common Stock”), upon the Vesting Date, pursuant to the Plan, as it may be amended from time to time, and subject to the terms, conditions, and restrictions set forth herein, including, without limitation, the conditions set forth in Section 5.

2.                                      Terms and Conditions. The terms, conditions, and restrictions applicable to the Award are specified in the Plan, this grant notification and agreement, including Exhibit A (the “Award Agreement”), and the prospectus dated February 5, 2013 (titled “Travelers Equity Awards”) and any applicable prospectus supplement (together, the “Prospectus”). The terms, conditions and restrictions in the Plan and the Prospectus include, but are not limited to, provisions relating to amendment, vesting, cancellation, and settlement, all of which are hereby incorporated by reference into this Award Agreement to the extent not otherwise set forth herein.

By accepting the Award, the Participant acknowledges receipt of the Prospectus and that he or she has read and understands the Prospectus.

The Participant understands that the Award and all other incentive awards are entirely discretionary and that no right to receive an award exists absent a prior written agreement with the Company to the contrary. The Participant also understands that the value that may be realized, if any, from the Award is contingent, and depends on the future market price of the Common Stock, among other factors. The Participant further confirms his or her understanding that the Award is intended to promote employee retention and stock ownership and to align participants’ interests with those of shareholders, is subject to vesting conditions and will be cancelled if the vesting conditions are not satisfied. Thus, the Participant understands that (a) any monetary value assigned to the Award in any communication regarding the Award is contingent, hypothetical, or for illustrative purposes only, and does not express or imply any promise or intent by the Company to deliver, directly or indirectly, any certain or determinable cash value to the Participant; (b) receipt of the Award or any incentive award in the past is neither an indication nor a guarantee that an incentive award of any type or amount will be made in the future, and that absent a written agreement to the contrary, the Company is free to change its practices and policies regarding incentive awards at any time; and (c) vesting may be subject to confirmation and final determination by the Company’s Board of Directors or its Compensation Committee (the “Committee”) that the vesting conditions have been satisfied.

The Participant shall have no rights as a stockholder of the Company with respect to any shares covered by the Award unless and until the Award is vested and settled in shares of Common Stock.

3.                                      Vesting. The Award shall vest in full on the Vesting Date set forth above provided the Participant remains continuously employed within the Travelers Group. If the Participant has a termination of, or break in, employment prior to the Vesting Date, the Participant’s rights are determined under the Award Rules of Exhibit A.

4.                                      Settlement of Award. The Company shall deliver to the Participant a number of shares of Common Stock equal to the number of vested Award Shares on the Vesting Date or as soon as administratively practicable thereafter. The number of shares of Common Stock delivered to the

Participant shall be reduced by a number of shares of Common Stock having a Fair Market Value on the date of delivery equal to the tax withholding obligation, unless the Plan administrator is notified in advance of the Award settlement and the Participant elects another method for tax withholding.

5.                                      Grant Conditioned on Principles of Employment Agreement.

(a)                                 Notwithstanding any contrary provision in this Award Agreement, the grant of the Award shall not be effective and shall be null and void unless the Participant has agreed, in the manner prescribed by the Company and no later than the date immediately preceding the Grant Date, to be bound by the Company’s Principles of Employment Agreement in effect on the date immediately preceding the Grant Date (the “POE Agreement”), as published on the Company’s intranet site or previously distributed in hard copy to the Participant.

(b)                                 By accepting the Award, the Participant agrees that the POE Agreement shall supersede and replace the form of Principles of Employment Agreement contained or referenced in any prior equity award made by the Company to the Participant, and, accordingly, such prior equity award shall become subject to the terms and conditions of the POE Agreement.

(c)                                  In the case of a Participant who has received this grant upon or in connection with the commencement of his or her employment with the Travelers Group, 5(a) and 5(b) shall not apply. While the grant to such Participant is not conditioned on prior execution of the POE Agreement, the Participant shall forfeit the grant and it shall be cancelled and of no further force and effect if the Participant fails to sign and deliver the POE Agreement to the Company by the deadline set forth in his or her offer letter or employment agreement, or in the absence of such deadline, by the close of the fifth (5th) business day of his or her employment with the Travelers Group.

6.                                      Acceptance of Exhibit A - Award Rules. The Participant agrees to be bound by the terms of the Award Rules set forth in Exhibit A (“Award Rules”).

7.                                      Acceptance of and Agreement to Non-Solicitation Conditions. In consideration for the award of Restricted Stock Units under this Award Agreement, the Participant agrees to be bound by the following conditions (the “Non-Solicitation Conditions”):

(a)                                 The Company and the Participant understand, intend and agree that the Non-Solicitation Conditions of this Section 7 are intended to protect the Travelers Group and other participants in the Plan against the Participant raiding its employees and/or its business during the twelve (12) month period (the “Restricted Period”) following the date of the conclusion of the Participant’s employment with the Travelers Group (whether voluntary or involuntary) as reflected on the books and records of the Travelers Group (the “Termination Date”), while recognizing that after the Termination Date, the Participant is still permitted to compete with the Travelers Group, except to the extent “Confidential Information” is used in such competitive activity and subject to the restrictions set forth below. Further, nothing in this Section 7 is intended to grant or limit any rights or claims as to any future employer of the Participant.  For purposes of this Award Agreement, “Confidential Information” includes, but is not limited to, highly sensitive non-public information such as social security numbers; medical information; internal information about Travelers’ business, such as non-public financial, sales, marketing, technical and business information, including profit and loss statements, business/marketing strategy and trade secrets; employee, client, customer, policyholder, vendor, consultant and agent information; legal advice obtained; product and system information; and any compilation of this information or employee information obtained solely through the course of employment at Travelers.  Nothing in this definition should be construed as prohibiting non-managerial employees from sharing information concerning their own wages or other terms and conditions of employment, or for purposes of otherwise pursuing their legal rights.  The Participant’s obligations with respect to Confidential Information under this Section 7 are in addition to, and do not relieve the Participant of, any obligations that the Participant has with respect to Confidential Information under other agreements, Company plans or policies, or applicable law.

(b)                                 Non-Solicitation of Employees. During the Restricted Period, the Participant will not seek to recruit or solicit, or assist, participate in or promote the recruiting or solicitation of, interfere with, attempt to influence or otherwise affect the employment of any person who was or is employed by the Travelers Group at any time during the last three months of the Participant’s employment or during the Restricted Period. Further, the Participant shall not, on behalf of himself or herself or any other person, hire, employ or engage any such person. The Participant shall not directly engage in the aforesaid conduct through a third party for the purpose of colluding to avoid the restrictions in this Section 7. However, the Non-Solicitation Conditions do not preclude the Participant from directing a third party (including but not limited to employees of his/her subsequent employer or a search firm) to broadly solicit, recruit, and hire individuals, some of whom may be employees of the Travelers Group, provided that the Participant does not specifically direct such third party specifically to target employees of the Travelers Group generally or specific individual employees of the Travelers Group.

(c)                                  Non-Solicitation of Business. If, after the Termination Date, the Participant accepts a position as an employee, consultant or contractor with a direct competitor of the Company, then, during the Restricted Period, the Participant will not use Confidential Information to seek to recruit or solicit, or assist, participate in or promote the recruiting or solicitation of, interference with, attempt to influence or otherwise affect any person or entity who is a client, customer, policyholder, or agent of the Travelers Group, to discontinue business with the Travelers Group, and/or move that business elsewhere. The Participant also agrees not to be directly and personally involved in the negotiation, competition for, solicitation or execution of any individual book roll over(s) or other book of business transfer arrangements involving the transfer of business away from Travelers Group, at any time after the Termination Date, even if Confidential Information is not involved. The Participant may, at any time after the Termination Date, direct a third party (including but not limited to employees of his/her subsequent employer) to negotiate, compete for, solicit and execute such book roll over(s) or other book of business transfer arrangements, provided that (i) Confidential Information is not involved, (ii) the Participant is not personally and directly involved in such activities, and (iii) the Participant does not direct such third party specifically to target agents of Travelers Group.

(d)                                 Subject to the non-competition obligations in the Award Rules that apply to Participants meeting the “Retirement Rule,” at any time after the Termination Date, the Participant may otherwise compete with the Travelers Group, including but not limited to competing on an account by account or deal by deal basis, to the extent that he or she does not violate the provisions of subsection (c) above or any other contractual, statutory or common law obligations to the Company.

(e)                                  Notwithstanding anything herein to the contrary, if the Participant breaches any of the Non-Solicitation Conditions of this Section 7, then one day of additional time shall be added to the restriction (and to the definition of Restricted Period) for each day of noncompliance, so that the Company is given the benefit of Participant’s compliance with the restriction for a full twelve (12) months.

(f)                                   If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 7 is invalid or unenforceable, the parties agree that (i) the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or geographic area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, (ii) the parties shall request that the court exercise that power, and (iii) this Award Agreement shall be enforceable as so modified after the expiration of the time within which the judgment or decision may be appealed.

(g)                                  During the Restricted Period or any extension thereof, the Participant shall notify any subsequent employer of his or her obligations under this Award Agreement prior to commencing employment.  During the Restricted Period or any extension thereof, the Participant will provide the Company fourteen (14) days advance written notice prior to becoming employed by any person or entity or engaging in any business of any type or form.

(h)                                 As consideration for and by accepting the Award, the Participant agrees that the Non-Solicitation Conditions of this Section 7 shall supersede any non-solicitation covenants contained or incorporated in any prior equity award made by the Company to the Participant under The Travelers Companies, Inc. Amended and Restated 2004 Stock Incentive Plan, the Travelers Property Casualty Corp. 2002 Stock Incentive Plan, or The St. Paul Companies, Inc. Amended and Restated 1994 Stock Incentive Plan (“Prior Equity Awards”); accordingly, such Prior Equity Awards shall become subject to the terms and conditions of the Non-Solicitation Conditions of this Section 7.  However, these Non-Solicitation Conditions shall be in addition to, and shall not supersede, any non-solicitation, non-competition or other restrictive covenants contained or incorporated in (i) any Non-Competition Agreement between the Company and the Participant arising out of the Participant’s service as a Management Committee member, (ii) any other agreement between the Company and the Participant (other than such Prior Equity Awards), or (iii) any other Company plan or policy that covers the Participant (other than such Prior Equity Awards).

8.                                      Forfeiture of Restricted Stock Unit Award.

(a)                                 Participant’s Agreement.  The Participant expressly acknowledges that the terms of Section 7 and this Section 8 are material to this Agreement and reasonable and necessary to protect the legitimate interests of the Company, including without limitation, the Company’s Confidential Information, trade secrets, customer and supplier relationships, goodwill and loyalty, and that any violation of these Non-Solicitation Conditions by the Participant would cause substantial and irreparable harm to the Company and other Participants in the Plan.  The Participant further acknowledges and agrees that:

(i)                                     The receipt of the Award constitutes good, valuable and independent consideration for the Participant’s acceptance of and compliance with the provisions of the Award Agreement, including the forfeiture and recapture provision of subsection 8(b) below and the Non-Solicitation Conditions of Section 7 above, and the amendment of prior equity award provisions of subsection 8(f) and Section 18, below.

(ii)                                  The Participant’s rights with respect to the Award are conditioned on his or her timely acceptance of the POE Agreement and his or her compliance with the POE Agreement at all times thereafter.

(iii)                               The scope, duration and activity restrictions and limitations described in this Agreement are reasonable and necessary to protect the legitimate business interests of the Company, even if any provision of Section 7 or this Section 8 may limit the Participant’s ability to earn a livelihood for some period of time.  The Participant acknowledges that all restrictions and limitations relating to the Restricted Period will apply regardless of the reason the Participant’s employment ends.  The Participant further agrees that any alleged claims the Participant may have against the Company do not excuse the Participant’s obligations under this Award Agreement.

(b)                                 Remedies for Breach.  The Participant agrees that, prior to the Termination Date and during the Restricted Period, if the Participant breaches the Non-Solicitation Conditions and/or the POE Agreement, in addition to all rights and remedies available to the Company at law and in equity (including without limitation those set forth in the Award Rules for involuntary termination), the Participant will immediately forfeit any portion of the Award made under this Award Agreement that has not yet been paid, settled or vested. The Company may also recapture from the Participant any and all compensatory value that the Participant received for the last twelve (12) months of his or her employment and through the end of the Restricted Period from any such Award (including without limitation the amount of any Common Stock distribution or cash payment made to the Participant upon the vesting, distribution, or settlement of the Award, and/or any consideration received by the Participant upon the sale or transfer of the Common Stock acquired through vesting, distribution, or settlement of the Award). The Participant will promptly pay the full amount due upon demand by the Company, in the form of cash or shares of Common Stock at current Fair Market Value.

(c)                                  No Limitation on Company’s Rights or Remedies. The forfeiture and recapture remedies under subsection 8(b) shall not limit or modify the Company’s rights and remedies to obtain other monetary, equitable or injunctive relief as a result of breach of, or in order to enforce, the terms and conditions of this Agreement or with respect to any other covenants or agreements between the Company and the Participant or the Participant’s obligations under applicable law.

(d)                                 Award Rules. The Award Rules provide a right to payment, subject to certain conditions, following the Participant’s Termination Date if the Participant meets the Retirement Rule which, among other conditions, may require that the Participant not engage in any activities that compete with the business operations of the Travelers Group through the Vesting Date (such non-compete condition may extend beyond the Restricted Period). The remedies for a violation of such non-compete conditions are specified in the Award Rules and are in addition to any remedies of the Travelers Group under this Section 8.

(e)                                  Severability. If any court determines that any of the terms and conditions of Section 7 or this Section 8 are invalid or unenforceable, the remainder of the terms and conditions shall not thereby be affected and shall be given full effect, without regard to the invalid portions.  If any court determines that any of the terms and conditions are unenforceable because of the duration of such terms and conditions or the area covered thereby, such court shall have the power to reduce the duration or area of such terms and conditions and, in their reduced form, the terms and conditions shall then be enforceable and shall be enforced.

(f)                                   Awards Subject to Recoupment. Except to the extent prohibited by law, an outstanding Award may be forfeited, and the compensatory value received under the Award (including without limitation the amount of any Common Stock distribution or cash payment made to the Participant upon the vesting, distribution, or settlement of the Award, or consideration received by the Participant upon the sale or transfer of the Common Stock acquired through vesting, distribution, or settlement of the Award) may be subject to recoupment by the Company, in accordance with the Company’s executive compensation recoupment policy and other policies in effect from time to time with respect to forfeiture and recoupment of bonus payments, retention awards, cash or stock-based incentive compensation or awards, or similar forms of compensation, and the terms of any such policy, while it is in effect, are incorporated herein by reference.  As consideration for and by accepting the Award Agreement, the Participant agrees that all the remedy and recoupment provisions of this Section 8 shall apply to any prior equity award made by the Company to the Participant, shall be in addition to and shall not supersede any other remedies contained or referenced in any such prior equity award, and, accordingly, such prior equity award shall become subject to both those other remedies and the terms and conditions of this Section 8.

(g)                                  Survival of Provisions.  The agreements, covenants, obligations, and provisions contained in Section 7 and this Section 8 shall survive the Participant’s Termination Date and the expiration of this Award Agreement, and shall be fully enforceable thereafter.

9.                                      Consent to Electronic Delivery. In lieu of receiving documents in paper format, the Participant agrees, to the fullest extent permitted by law, to accept electronic delivery of any documents that the Company desires or may be required to deliver (including, but not limited to, prospectuses, prospectus supplements, grant or award notifications and agreements, account statements, annual and quarterly reports, and all other agreements, forms and communications) in connection with this and any other prior or future incentive award or program made or offered by the Company or its predecessors or successors. Electronic delivery of a document to the Participant may be via a Company e-mail system or by reference to a location on a Company intranet site to which the Participant has access.

10.                               Administration. The Company’s Administrative Committee administers the Plan and this Award Agreement and has the authority to interpret any ambiguous or inconsistent terms in its sole discretion.  The Participant’s rights under this Award Agreement are expressly subject to the terms and conditions of the Plan and to any guidelines the Administrative Committee adopts from time to time.  The interpretation and construction by the Administrative Committee of the Plan and this Award Agreement, and such rules and regulations as the Administrative Committee may adopt for purposes of administering the Plan and this Award Agreement, will be final and binding upon the Participant.  In administering the Plan, or to comply with applicable legal, regulatory, tax, or accounting requirements, it may be necessary for a member of the Travelers Group to transfer certain Participant data to another member of the Travelers Group, or to its outside service providers or governmental agencies. By accepting the Award, the Participant consents, to the fullest extent permitted by law, to the use and transfer, electronically or otherwise, of his or her personal data to such entities for such purposes.

11.                               Entire Agreement/Amendment/Survival/Assignment. The terms, conditions and restrictions set forth in the Plan, this Award Agreement, the Prospectus and other Company policies in effect from time to time relating to the Plan, constitute the entire understanding between the parties hereto regarding the Award and supersede all previous written, oral, or implied understandings between the parties hereto about the subject matter hereof. This Award Agreement may be amended by a subsequent writing (including e-mail or electronic form) agreed to between the Company and the Participant. Section headings herein are for convenience only and have no effect on the interpretation of this Award Agreement. The provisions of the Award Agreement that are intended to survive the Termination Date of a Participant, specifically including Sections 7 and 8 hereof, shall survive such date. The Company may assign this Award Agreement and its rights and obligations hereunder to any current or future member of the Travelers Group.

12.                               No Right to Employment. The Participant agrees that nothing in this Award Agreement constitutes a contract of employment with the Company for a definite period of time. The employment relationship is “at will,” which affords the Participant or the Travelers Group the right to terminate the relationship at any time for any reason or no reason not otherwise prohibited by applicable law. The Travelers Group retains the right to decrease the Participant’s compensation and/or benefits, transfer or demote the Participant or otherwise change the terms or conditions of the Participant’s employment with the Travelers Group.

13.                               No Limitation on the Company’s Rights.  The Participant agrees that nothing in this Award Agreement shall in any way affect the Company’s right or power to make adjustments, reclassifications or changes in its capital or business structure or to merge, consolidate, reincorporate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

14.                               Transfer Restrictions. The Participant may not sell, assign, transfer, pledge, encumber or otherwise alienate, hypothecate or dispose of the Award or his or her right hereunder to receive any Award Shares, except as otherwise provided in the Prospectus.

15.                               Conflict. In the event of a conflict between the Plan, the Award Agreement and/or the Prospectus, the documents shall control in that order (that is, the Plan, the Award Agreement and the Prospectus).

16.                               Acceptance and Agreement by the Participant; Forfeiture upon Failure to Accept.  By accepting this Award, the Participant agrees to be bound by the terms, conditions, and restrictions set forth in the Prospectus, the Plan, this Award Agreement, and the Company’s policies, as in effect from time to time, relating to the Plan.  The Participant’s rights under the Award will lapse ninety (90) days from the Grant Date, and the Award will be forfeited on such date if the Participant does not accept the Award by such date. In the case of a grant issued upon or in connection with commencement of employment with the Travelers Group, forfeiture may occur as of the date referenced or specified in Section 5(c) of this Award Agreement if the Participant has not by then agreed to be bound by the POE Agreement. In the case of any other grant, this grant is null and void if the Participant has not by the date immediately preceding the Grant Date agreed to be bound by the POE Agreement. For the avoidance of doubt, the Participant’s failure to accept the Award Agreement shall not affect his or her continuing obligations under any other agreement between the Company and the Participant.

17.                               Waiver; Cumulative Rights.  The Company’s failure or delay to require performance by the Participant of any provision of this Award Agreement will not affect its right to require performance of such provision unless and until the Company has waived such performance in writing.  Each right under this Award Agreement is cumulative and may be exercised in part or in whole from time to time.

18.                               Governing Law and Forum for Disputes. The Award Agreement shall be legally binding and shall be executed and construed and its provisions enforced and administered in accordance with the laws of the State of Minnesota.  The jurisdiction and venue for any disputes arising under, or any action brought to enforce (or otherwise relating to), this Agreement will be exclusively in the courts in the State of Minnesota, City and County of St. Paul, including the Federal Courts located therein (should Federal jurisdiction exist).  The parties consent to and submit to the personal jurisdiction and venue of courts of Minnesota and irrevocably waive any claim or argument that the courts in Minnesota are an inconvenient forum.  The Participant agrees to accept service of any court filings and process by delivery to his or her most current home address on record with the Company via first class mail or other nationally recognized overnight delivery provider, or by any third party regularly engaged in the service of process.  As consideration for and by accepting the Award, the Participant agrees that the Governing Law and Forum for Disputes provision of this Section 18 shall supersede any governing law, forum or similar provisions contained or referenced in any prior equity award made by the Company to the Participant, and, accordingly, such prior equity award shall become subject to the terms and conditions of the Governing Law and Forum for Disputes provisions of this Section 18.

EXHIBIT A

AWARD RULES

TO TRAVELERS’ RESTRICTED STOCK UNIT AWARD NOTIFICATION AND AGREEMENT

When you leave the Company

References to “you” or “your” are to the Participant. “Termination Date” is defined in Section 7(a) of the Award Agreement and means the date of the conclusion of your employment with the Travelers Group (whether voluntary or involuntary) as reflected on the books and records of the Travelers Group.

If you terminate your employment or if there is a break in your employment, your Award may be cancelled before the Vesting Date and the vesting and settlement of your Award may be affected.

The provisions in the chart below apply to Awards granted under the Plan. Special rules apply for vesting and settlement of your Award in cases of termination of employment if you satisfy certain age and years of service requirements (“Retirement Rule”), as set forth in “Retirement Rule” below.

If You:	Here’s What Happens to Your Award:
Resign (but do not meet the Retirement Rule)	Vesting stops and all outstanding unvested restricted stock unit Awards are cancelled effective on the Termination Date.

Become disabled (as defined under the Company’s applicable long-term disability plan)

During the first 9 months of approved long-term disability leave and until your employment is terminated following such leave, outstanding restricted stock unit Awards will continue to vest on schedule. Your approved long-term disability leave does not commence until you have completed your approved short-term disability leave (generally 13 weeks). Upon the Termination Date after your disability leave period ends (which occurs 9 months after your transition to long-term disability or your transition to unpaid leave if you do not have long-term disability coverage under the long-term disability component of the Travelers disability program), all outstanding restricted stock unit Awards will vest immediately.

Shares will be distributed to you as soon as practical after the Termination Date. However, if you are considered a “specified employee” under the tax laws (which generally includes the top 50 officers ranked by included compensation), your restricted stock unit Awards will vest upon your Termination Date, but shares of Common Stock will not be issued and distributed to you until six months following your Termination Date or, if earlier, on the originally scheduled vesting date for the restricted stock unit Awards.

Take an approved personal leave of absence approved by the Company under its Personal Leave Policy

The vesting of outstanding restricted stock unit Awards will continue during the first three months of an approved personal leave of absence. Once the approved leave of absence exceeds three months, vesting is suspended until you return to work with the Company and remain actively employed for 30 calendar days, after which time vesting will be restored retroactively. If you terminate employment during the leave for any reason, the termination of employment provisions will apply. If leave exceeds one year, all restricted stock unit Awards will be cancelled.

Are on an approved family leave,	Outstanding unvested restricted stock unit Awards will continue

medical leave, dependent care leave, military leave, or other statutory leave of absence	to vest while you are on an approved leave.

Die while you are employed or following employment while your Award is outstanding	Outstanding unvested restricted stock unit Awards will vest immediately and the shares will be issued and distributed to your estate as soon as practical thereafter.

Are terminated involuntarily for gross misconduct or for cause*	Vesting stops and all outstanding unvested restricted stock unit Awards are cancelled on the Termination Date.

Are terminated involuntarily other than for gross misconduct or for cause (including under the Company’s applicable separation pay plan or any successor or comparable arrangement)	Vesting stops and all outstanding unvested restricted stock unit Awards are cancelled on the Termination Date.

While employed and at any time during the Restricted Period, breach the Non-Solicitation Conditions and/or the POE Agreement

As set forth in Section 8 of the Award Agreement, in addition to all rights and remedies available to the Company at law and in equity (including the above rights and remedies relating to involuntary termination), you will immediately forfeit any award to you under the Award Agreement that has not yet been paid, settled or vested. The Company may also recapture from you any and all compensatory value that you received for the last 12 months of your employment and through the end of the Restricted Period from any such award (including the amount of any cash payment or Common Stock distribution made to you upon settlement of the Award, or sale or transfer of the Common Stock, and/or the amount included as compensation in your taxable income upon settlement of the Award). You will promptly pay the full amount due upon demand, in the form of cash or shares of Common Stock at current Fair Market Value.

*                 The Committee, in its sole discretion, determines what constitutes “gross misconduct” and “cause”.

Retirement Rule

If, as of your Termination Date, you are at least (i) age 65, (ii) age 62 with one or more full years of service, or (iii) age 55 with 10 or more full years of service, then you meet the “Retirement Rule.”

If you are terminated under the Company’s applicable separation pay plan or any successor or comparable arrangement, if any, your Termination Date for purposes of determining whether you qualify under the Retirement Rule is your last day of active employment with the Company.

The Retirement Rule does not apply if you were involuntarily terminated for gross misconduct or for cause. If you retire and do not meet the Retirement Rule, you will be considered to have resigned.

If You:

Meet the Retirement Rule

Your restricted stock unit Award Shares will be multiplied by a fraction, the numerator of which is the number of days from the Grant Date to the Termination Date, and the denominator of which is the number of days in the original vesting period for the restricted stock unit Award. At your retirement, any Award Shares in excess of that amount determined under the immediately preceding sentence will be forfeited and cancelled.

The restricted stock unit Award Shares that you retain will continue to vest and the shares will be issued and distributed to you upon the Vesting Date for the Award, provided that, during the period prior to the Vesting Date, you do not engage in any activities that compete with the business operations of the Travelers Group, including, but not limited to, working for another insurance company engaged in the property casualty insurance business as either an employee or independent contractor. You are not subject to this non-compete provision if you are terminated involuntarily, but you remain subject to Sections 7 and 8 of the Award Agreement, and the POE Agreement.

If you meet the Retirement Rule and are terminated involuntarily, the restricted stock unit Awards that you retain (as determined using the proration fraction set forth above) generally will be distributed as soon as practicable following your Termination Date. However, if you are considered a “specified employee” under the tax laws (which generally includes the top 50 officers ranked by included compensation) and you are terminated involuntarily, the shares of Common Stock represented by your retained restricted stock unit Awards will not be issued and distributed to you until six months following your Termination Date or, if earlier, on the originally scheduled Vesting Date for the Award, provided you comply with the non-compete requirement during that delayed period.

When called for under the above rules, you will be required to certify to the Company that you have not engaged in any activities that compete with the business operations of the Travelers Group since your Termination Date. You may be required to provide the Company with other evidence of your compliance with the Retirement Rule as the Company may require.